Exhibit 10.22

                                  June 24, 2005

Mr. Albert Thorp, III

Dear Al:

Following our discussion on Thursday, June 16th and your June 20th confirmation of the terms and conditions offered by the company, this Separation Agreement confirms all the terms and conditions set forth by the company. This Separation Agreement responds to your decision to resign voluntarily from your position as President, AMI DODUCO. Your decision was communicated to James M. Papada, III, Chairman and CEO of Technitrol on Friday, June 3, 2005.

These terms and conditions will be in effect for your Separation Agreement with the company:

      1.    Transition Work

Although you indicated in your letter of resignation to be available to Mr. Papada for a transition period (up to a maximum of 10 days after your resignation or until June 17, 2005), the company has not needed your services during that time period. Also, the company will not ask you to complete any transition work in the future.

      2.    Separation and Vacation Payments

Technitrol agrees to pay you in a lump sum amount of three (3) months pay equal to $70,000 ("Separation Amount"). This payment, net of your normal and customary deductions, will be made as a direct deposit on July 8, 2005. Also, you are eligible to receive compensation for earned, but unused, vacation days equal to 104 hours or 13 days. Your vacation pay equals $13,925.60. The amount, net of deductions, will be made as a direct deposit on July 8, 2005.

      3.    Benefits

This paragraph will cover your COBRA benefits, RSP award and Pension/SERP benefits:

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      3.1   Benefits

Your healthcare benefits will end effective July 31, 2005. You may continue your medical, dental and vision benefits for 18 months, using the COBRA option. A letter regarding your COBRA rights will be sent under separate cover. Your eligibility rights to participate in the 401(k) Plan ended on June 17, 2005.

      3.2   RSP Awards

Your RSP account balance totals 9,075 shares which were awarded to you in 2002, 2003 and 2004. As of the NYSE close on Friday, June 17, 2005, Technitrol closed at $15.03 and therefore your shares had a value of $136,975.25. The company will vest at 100% all of your RSP shares; and will advise Registrar and Transfer (R&T), our transfer agent, to issue you a separate stock certificates for 2,750, 2,125 and 4,200 shares of Technitrol, for your respective 2002, 2003 and 2004 awards. The certificate for 2003 and 2004 will contain a legend indicating they are "Restricted Stock" and as such must be sold in compliance with Rule 144. Prior to selling any shares, you should consult an attorney about your obligations under Federal and State securities laws. The company has a policy of not giving advice to executives or Directors about sale or purchase of Technitrol stock. These matters are best handled by you, in consultation with your legal advisor.

      3.3   Pension/SERP Benefits

Consistent with the plan provisions of the company's Defined Benefit Pension Plan and its SERP, you have earned a vested benefit. Our normal practice is to ask Mercer Human Resource Consulting, our pension advisor, to calculate the value of your vested benefit under the Pension Plan and the SERP. We will follow that practice and send you Mercer's pension calculation. Given your many years of continuous service with Technitrol/AMI DODUCO, the value of your pension benefit will be more than $7,000. Therefore, the company will not make a lump sum pension payment. For the year 2005, you have earned a pension service credit of .6. The Mercer report will be sent to you by July 15, 2005.

The Separation Amount defined in paragraph #2 above and 100% vesting of your RSP shares are financial benefits normally not offered to an employee who resigns and the Company is under no obligation to provide such financial benefits to you. In exchange for such financial benefits, the company is seeking a full and complete release (please refer to paragraph #7 for the release terms) in exchange for these benefits.

      4.    Confidentiality - Technitrol Business and Operational Issues

You will not directly disclose or indirectly disclose or use for your own benefit or anyone else's benefit any confidential or proprietary information about Technitrol, or any of its affiliated companies including, but not limited to, business plans, customer lists and information, quotes, prices, costs, processes, technical information, operational priorities or any other proprietary and confidential information that you learned or observed during your employment. This obligation


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

shall survive the termination or expiration of this Agreement, but the company agrees to terminate the CONFIDENTIALITY provision on June 2, 2008.

      5.    Confidentiality of this Agreement

You agree that the terms and conditions of this Agreement shall remain completely confidential and that you will not at any time disclose any information concerning this Agreement to any person, except as specifically permitted in this paragraph. The terms and conditions of this Agreement may be disclosed by you as follows:

            (a)   to  your  attorneys,   accountants,   insurance  carriers  and
                  adjusters and tax and other professional advisors, who have a reasonable need to know, and

            (b) to your immediate family or otherwise as may be required by law (and you receive an opinion from an attorney to that effect);

provided that the individuals to whom information about this Agreement has been disclosed also assure you that they will keep the terms and conditions of this Agreement confidential. This obligation will survive the termination or expiration of this Agreement.

The company will be bound too by the confidentiality of this Agreement.

      6.    Return of Property

You have already returned to Technitrol (c/o David Lacey and Maryellen McKenna) any property of Technitrol in your possession including, but not limited to: customer information, business plans, mergers and acquisition targets and due diligence information, new product data, all company authorized credit cards, access keys, laptop and cell phone. Also, you have returned your leased company car to the Audi dealership. All of these actions have fulfilled your obligation for Return of Property.

      7.    Release of Technitrol

            (a) In consideration for the above, and all of the terms of this Agreement, you, Albert Thorp, for yourself, your agents, representatives, heirs, executors, administrators, partners, insurers, successors, and assigns, and all persons, corporations and other entities connected therewith which might claim by, through or under them or any of them (all of whom are hereinafter individually and collectively referred to in this paragraph as "Releasors"), do hereby release, remise and forever discharge Technitrol, their respective direct and indirect subsidiaries, affiliates, investors, insurers, successors, assigns and each of their agents, servants, shareholders, employees, officers, directors, trustees, representatives and attorneys and each of their heirs, successors, executors and administrators (all of whom are hereinafter individually and collectively referred to in this paragraph as "releasees") of and from any and all claims, demands, causes of action,


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

                  actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys' fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have in the future, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, including those relating to your employment with Technitrol and resulting termination of that employment. Notwithstanding the release set forth in this paragraph 7, you, do not release any claims for indemnification you may have pursuant to the indemnification provisions contained in Technitrol's Articles of Incorporation by/or By-Laws, or any claim under this letter agreement.

            (b) This paragraph and its sub-paragraphs are intended to comply with Section 201 of the Older Workers' Benefits Act of 1990.

                  (i) By the release set forth in this paragraph 7, you acknowledge that you are giving up all claims related to your employment with Technitrol and the termination of that employment, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney's fees, as well as the following statutory claims described below.

                  (ii) You further acknowledge that various state and federal laws prohibit discrimination based on age, gender, race, color, national origin, religion, handicap or veterans status. These include Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000 et seq. and the Civil Rights Act of 1991 (relating to gender, national origin, and certain other kinds of job discrimination); the Age Discrimination in Employment Act, 29 Benefit Protection Act, 29 U.S.C. 626, the Rehabilitation Act of 1973, the Civil Rights Act of 1966 and 1871, the Americans with Disabilities Act and the Pennsylvania Human Relations Act. You also understand and acknowledge that there are various federal and state laws governing wage and hour issues, including but not limited to the Fair Labor Standards Act, Pennsylvania wage and hour laws and the Equal Pay Act of 1963 (relating to all the above forms of job discrimination). You acknowledge that you are giving up any claims you may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to your employment relationship with Technitrol.


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

                        You understand and acknowledge that this release applies to all such employment-related claims, which you have had, now have or shall or may have in the future.

                  (iii) You hereby certify that  Technitrol has advised you have at least 21 days (a) to consider and review this Agreement and its consequences with an attorney of your choosing, and (b) if you accept the terms of this Agreement, to forward an executed copy to Technitrol in accordance with paragraph 10 of this Agreement. The offer contained in this letter may only be executed in whole and not in part; if you do not execute and deliver this Agreement to Technitrol by July 7, 2005 then the offer set forth in the body of this letter is automatically and without further notice to you revoked and it will be of no further force or effect whatsoever.

                  (iv) You also acknowledge that you have seven (7) days from the execution of this Agreement to advise Technitrol that you are revoking this Agreement, and understand that if you have not revoked this Agreement by the end of the seventh-day period, this Agreement will be effective and in full force. You understand that any revocation you make shall be in writing, sent by facsimile, hand delivery or overnight mail, to Technitrol in accordance with paragraph 10 of this Agreement.

      8.    Acknowledgement

You acknowledge that you have been given a reasonable opportunity to discuss this Agreement with an attorney or advisor of your choice; that you have carefully read and fully understand all of the provisions of this Agreement; and that you are entering into this Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound.

If you choose to accept the offer contained, and under the terms and conditions set out in this letter, please sign and date this Agreement where it is indicated below, and return it to David W. Lacey, Technitrol, Inc. 1210 Northbrook Drive, Suite 470, Trevose, PA 19053. Your signature below indicates your acceptance of this Agreement in full and shall cause this Agreement to be binding upon you, your heirs, representatives and assigns. If you do not return it to Technitrol signed by July 7, 2005, we shall assume that you have elected not to accept the terms and conditions of this Agreement and this offer is revoked.

      9.    Employment with a Competitor of Technitrol

You agree to advise the company of your serious consideration of, and candidacy for, a position with a current competitor of Technitrol or any of its subsidiaries. We want to discuss the position with you and to ensure that there is no material conflict. Your direct contact for this provision is David W. Lacey, Vice President, Human Resources at Technitrol. If AMI DODUCO is no longer owned by Technitrol, it is not considered a competitor.


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

      10.   Miscellaneous

This Separation Agreement supercedes all prior agreements, arrangements and understandings and constitutes the complete and full agreement and understanding between the parties relating to the subject matter covered herein. Any modifications of, or amendments to, the Separation Agreement must be made in writing and signed by both parties.

This  Agreement   shall  be  governed  by  the  laws  of  the   Commonwealth  of
Pennsylvania, without regard to conflicts of law principles.

The Separation Agreement constitutes all the terms of AMI DODUCO's separation agreement with you. I will be your primary contact after your termination date, providing assistance for all matters related to this Separation Agreement. I have sent you two originals signed and dated. Please return one original of this Agreement to me signed and dated on or before July 7, 2005 as confirmation of your acceptance of this offer.

                                        Sincerely,

                                        /s/ David W. Lacy

                                        David W. Lacey
                                        Vice President, Human Resources

Accepted and Agreed to on this 29th day of June, 2005, and intending to be legally bound.

/s/ David W. Lacy    June 24, 2005       /s/ Albert Thorp, III     June 29, 2005

----------------------------------       ---------------------------------------
David W. Lacey                Date       Albert Thorp, III                  Date


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

                        Addendum to Separation Agreement

I acknowledge and understand that it is the policy of (Technitrol and AMID) that all emails transmitted through their internal email systems (either sent or received) are the property of (Technitrol/AMID). I acknowledge that I have returned to (Technitrol/AMID) all copies of emails together with any attachments to them which were in my possession, custody or control in either electronic form or in hard copy form, while I was managing my responsibilities either as CFO of Technitrol or President of AMI DODUCO. I represent to Technitrol/AMID that I do not have in my possession, custody or control any emails or documents sent or received by me by way of Technitrol/AMI DODUCO's email system, except as set forth in this Separation Agreement and defined in paragraph #4 of this Agreement.


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